Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

April 23, 2014

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Reports 62.4% Increase in Quarterly Earnings

Clinton, NJ - Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, reported net income available to common shareholders of $1.3 million, or $0.17 per diluted share, for the three months ended March 31, 2014, a 62.4% increase compared to net income available to common shareholders of $796 thousand, or $0.10 per diluted share, for the same period a year ago.  Return on average assets and average common equity for the quarter were 0.59% and 9.06%, respectively, compared to 0.59% and 5.65% for the same period a year ago.

First quarter highlights include:

•	Loan growth of 14.6% since March 31, 2013 – 18.8% growth in commercial and 32.1% growth in residential mortgage loans.
•	Deposit growth of 17.7% since March 31, 2013 – 45.6% growth in noninterest bearing deposits. Excluding, a short-term $30 million noninterest-bearing demand deposit, deposit growth was 13.2%.
•	Core earnings growth - Net interest income increased 8.9% compared to the prior year’s quarter due to strong commercial and residential loan portfolio growth.
•	A wider net interest margin of 3.57% compared to 3.52% in the prior year’s quarter.
•	Improved credit quality metrics due to decreased nonperforming loans and lower net charge-offs this quarter compared to the prior year’s quarter.
•	Increased dividend to common shareholders.

“All things continue to remain very positive at Unity Bank,” reported James A. Hughes, President and CEO.  “Loan and deposit growth continue to be strong, asset quality is improving and our margin is stable.  I look forward to reporting our continued progress as 2014 unfolds.”

Net Interest Income

Net interest income increased $598 thousand to $7.3 million for the quarter ended March 31, 2014 compared to the prior year’s quarter.  This increase was the result of momentum from the strong growth in commercial and residential mortgage loan volume over the past year, as average commercial loans increased $59.6 million and average residential mortgage loans increased $45.2 million. The volume driven interest income increase offset the impact of lower rates on earning assets and the increase in interest paid on deposits due to the $82.4 million increase in average time deposits.  The net interest margin increased 5 basis points to 3.57% for the quarter ended March 31, 2014 compared to 3.52% the prior year.  We expect net interest income to continue to expand in future quarters due to strong loan growth and our net interest margin to remain stable.

Provision for Loan Losses

The provision for loan losses for the quarters ended March 31, 2014 and March 31, 2013 was $600 thousand and $650 thousand respectively.  The reduced provision, year over year, reflects an improvement in credit quality and a lower level of net charge-offs.

Noninterest Income

Noninterest income decreased $299 thousand to $1.5 million for the three months ended March 31, 2014, compared to the same period last year. The decrease was driven by a reduced volume of residential mortgage loan sales, SBA loan sales and lower levels of security gains realized.

During the quarter, $17.4 million in residential mortgage loans were sold at a gain of $365 thousand, compared to $22.6 million sold at a gain of $477 thousand during the prior year’s quarter.  Approximately, $7.5 million of the sold loans were from our portfolio, with the remainder consisting of new production.  We do not anticipate the recent rise in mortgage interest rates to have a material impact on our residential mortgage origination volume.

SBA loan sales totaled $928 thousand with net gains on sale of $83 thousand for the quarter, compared to $2.3 million sold and a gain of $241 thousand in the prior year’s quarter.  We anticipate an increase in the volume of originations and sales in 2014, due to the addition of SBA business development officers.

Noninterest Expense

Noninterest expense increased $132 thousand to $6.3 million for the three months ended March 31, 2014 compared to the prior year’s first quarter.  The increase was due primarily to expenses related to OREO properties.  Other fluctuations include:

•	An increase in compensation and benefits expense due to merit increases, bonus accruals and benefits expenses, partially offset by decreased mortgage commissions.
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Occupancy expense decreased 35 thousand due to the reduction in lease and leasehold depreciation expense related to the three branch sites that were purchased a year ago.  These savings were partially offset by the increase in seasonal weather related expenses.

•	OREO expenses remain elevated as we work through the collection process and incur expenses such as maintenance expenses, delinquent taxes and losses on sale.
•	Other expenses decreased due to lower employee recruiter fees, director fees, printing and office supplies and provision for loan commitments.

Financial Condition

At March 31, 2014, total assets were $961.2 million, an increase of $40.1 million from the prior year-end:

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Total loans increased $5.3 million or 0.8%, from year-end 2013 to $684.0 million at March 31, 2014. This growth came in our commercial and SBA 504 loan portfolios which increased $5.6 million and $2.0 million, respectively. Residential mortgage loans declined due to $7.5 million of loans being sold from portfolio.  Future loan growth is expected to be primarily in commercial loans, while the Company plans to continue shrinking it’s out of market SBA portfolio.

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Total deposits increased $29.0 million or 3.9%, to $767.6 million at March 31, 2014, due primarily to one customer’s large short-term noninterest-bearing demand deposit at quarter-end.  Savings deposits have decreased $13.4 million from year-end, due to the reduction in municipal deposits.

•	Shareholders’ equity was $58.8 million at March 31, 2014, an increase of $1.6 million from year-end 2013, due primarily to quarterly net income less the quarterly dividend accrual.
•	Book value per common share was $7.74 as of March 31, 2014.
•	At March 31, 2014, the leverage, Tier I and Total Risk Based Capital ratios were 8.19%, 10.77% and 12.03% respectively, all in excess of the ratios required to be deemed “well-capitalized”.

“In mid-2014, we plan to raise a limited amount of capital through a common stock rights offering.  This capital will allow for continued loan and asset growth and will allow our existing shareholders to increase their investment in Unity," said James A. Hughes, President and CEO.

Credit Quality

•	Nonperforming assets totaled $14.5 million at March 31, 2014, or 2.11% of total loans and OREO, compared to $15.9 million or 2.34% of total loans and OREO at year-end 2013.
•	OREO increased $1.8 million to $2.5 million at March 31, 2014, due to the addition of 4 properties.
•	The allowance for loan losses totaled $12.8 million at March 31, 2014, or 1.87% of total loans.
•	Net charge-offs were $934 thousand for the three months ended March 31, 2014, compared to $1.1 million for the same period a year ago.
•	Troubled debt restructurings (“TDRs”) decreased $108 thousand from year-end to $7.8 million due to principal pay downs. At March 31, 2014, 94.3% of our TDRs were performing.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $961 million in assets and $768 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.